UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

PINNACLE FOODS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 22, 2015

Dear Fellow Shareholders:

Please join us for the Pinnacle Foods Inc. Annual Meeting of Shareholders on Thursday, June 11, 2015, at 9:30 a.m., Eastern Daylight Time, at the Hilton Hotel, 1 Hilton Court, Parsippany, New Jersey 07054.

In accordance with the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) on or about April 22, 2015 to our shareholders of record at the close of business on April 15, 2015. The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the Notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card or you may vote in person at the Annual Meeting. Voting online, by telephone or by returning your proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Thank you for your continued support of Pinnacle Foods Inc.

Sincerely,

Roger K. Deromedi
Non-Executive Chairman of the Board and Director

Robert J. Gamgort
Chief Executive Officer and Director

PROXY VOTING METHODS

If at the close of business on April 15, 2015, you were a shareholder of record or held shares through a broker or bank, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on pages 3 to 4 of the Proxy Statement.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m., Eastern Daylight Time, on June 10, 2015 to be counted.

To vote by proxy if you are a shareholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your Notice or proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your Notice or proxy card in order to vote by telephone.

BY MAIL

•	Request a proxy card from us by following the instructions on your Notice.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

If you hold your shares in an account with a broker, bank or other nominee (shares held in “street name”), you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

PINNACLE FOODS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:30 a.m., Eastern Daylight Time, on Thursday, June 11, 2015

PLACE	Hilton Hotel, 1 Hilton Court, Parsippany, NJ 07054

ITEMS OF BUSINESS	1. To elect the two Class II director nominees listed herein.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

3. To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

4. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 15, 2015.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

M. Kelley Maggs
Executive Vice President, Secretary and General Counsel

This Notice of Annual Meeting and Proxy Statement are being distributed or made available, as the case may be,

on or about April 22, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on Thursday, June 11, 2015:

Our Proxy Statement and 2014 Annual Report on Form 10-K are available online at https://www.proxyvote.com

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PINNACLE FOODS INC.

399 Jefferson Road

Parsippany, New Jersey 07054

Telephone: (973) 541-6620

PROXY STATEMENT

Annual Meeting of Shareholders

June 11, 2015

9:30 a.m., Eastern Daylight Time

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Pinnacle Foods Inc. (“Pinnacle” or the “Company”, “we”, “us” or “our”) of proxies to be voted at our Annual Meeting of Shareholders to be held on June 11, 2015 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the two Class II director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

Who is entitled to vote?

Shareholders as of the close of business on April 15, 2015 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 116,551,170 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•	Held for you in street name — Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual

Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?,” if you hold your shares in street name and do not provide voting instructions to your broker, New York Stock Exchange (the “NYSE”) rules grant your broker discretionary authority to vote your shares on “routine matters” at the Annual Meeting, including the ratification of the appointment on the independent registered public accounting firm in Proposal 2. The proposals regarding the election of directors and the advisory vote to approve executive compensation are not considered “routine matters.” As a result, if you do not provide instructions, your shares will not be voted on Proposals 1 and 3 (resulting in a “broker non-vote”). Although “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum, we urge you to provide voting instructions to your broker so that your shares are voted on all proposals.

How many votes are required to approve each proposal?

With respect to the election of the two Class II director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality vote means that the two director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal. While the vote on executive compensation (Proposal 3) is advisory in nature and non-binding, the Board will review the voting results and expects to take it into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded from the vote and will not have any effect on the outcome of the election of directors. Broker non-votes will have no effect on the outcome of Proposal No. 1.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). For Proposals Nos. 2 and 3 abstentions will be included in the total and will have the effect of a vote “against” such proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein, and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Broadridge Financial Solutions (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election at the Annual Meeting.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on June 10, 2015 for the voting of shares held by shareholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 10, 2015.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a legal signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the Company, provided such statement is received no later than June 10, 2015;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on June 10, 2015;

•	Submitting a properly signed proxy card with a later date that is received no later than June 10, 2015; or

•	Attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice or proof of stock ownership as of the Record Date to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Pinnacle Foods Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all shareholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. Ann Fandozzi and Jason Giordano constitute a class with a term that expires at this Annual Meeting of Shareholders in 2015 (the “Class II Directors”); Roger K. Deromedi, Robert J. Gamgort and Prakash A. Melwani constitute a class with a term that expires at the Annual Meeting of Shareholders in 2016 (the “Class III Directors”); and Jane Nielsen, Muktesh Pant and Raymond P. Silcock constitute a class with a term that expires at the Annual Meeting of Shareholders in 2017 (the “Class I Directors”). During fiscal year 2014 there were a number of changes in our Board’s composition. On January 10, 2014, the Board elected to increase the size of the Board to eight members and elected Jane Nielsen as an independent director of the Board to fill the vacancy on the Board as a Class I Director. On December 9, 2014, Jeff Overly notified the Board of his decision to resign from the Board, effective as of December 10, 2014. The Board elected Muktesh Pant as an independent Class I Director of the Company to fill the vacancy created by Mr. Overly’s resignation, effective December 10, 2014.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has considered and nominated the following slate of Class II nominees for a three-year term expiring in 2018: Ann Fandozzi and Jason Giordano. Action will be taken at the Annual Meeting for the election of these two Class II nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Ann Fandozzi and Jason Giordano. If any of these two nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2015

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

		Class II – Nominees for Term Expiring in 2018

Name	Age	Principal Occupation and Other Information
Ann Fandozzi	42	A Director of the Company since 2012 and is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Ms. Fandozzi is President & Chief Executive Officer of vRide, a ride sharing platform that offers commuters an economical and stress-free way to work, since June 2012. From 2007 to 2012, Ms. Fandozzi served in senior management positions with Whirlpool Corporation. Her most recent role was Corporate Vice President of the Global e-business, Direct to Consumer and Sears/Kenmore units. Previously, Ms. Fandozzi served at DaimlerChrysler Corporation as Global Executive Director of Family Vehicles from 2002 to 2007. Ms. Fandozzi’s previous experience also includes roles at Ford Motor Company, McKinsey and Company, Wharton Financial Institutions Center and Lockheed Martin. Ms. Fandozzi received her MBA from the Wharton School of the University of Pennsylvania, her MSE in Systems Engineering from the University of Pennsylvania and her BE in Computer Engineering from the Stevens Institute of Technology.

Name	Age	Principal Occupation and Other Information

Jason Giordano	36	A Director of the Company since 2007 and is a member of the Nominating and Corporate Governance Committee. Mr. Giordano is a Managing Director in the Private Equity Group at Blackstone. Since joining Blackstone in 2006, Mr. Giordano has been involved in the execution of the firm’s investments in Pinnacle Foods Inc., Polymer Group, Inc., and Acushnet (Titleist), and in analyzing investment opportunities across various industries, including Food and Beverage, Consumer Products, Chemicals, and Industrials. Before joining Blackstone, Mr. Giordano was an Associate at Bain Capital where he evaluated and executed global private equity investments in a wide range of industries. Prior to that, Mr. Giordano worked in investment banking at Goldman, Sachs & Co. focused on Communications, Media, and Entertainment clients. Mr. Giordano received an AB from Dartmouth College and an MBA with High Distinction from Harvard Business School, where he graduated as a Baker Scholar. Mr. Giordano also serves on the Board of Directors of Crocs, Inc., HealthMarkets, Inc. and Polymer Group, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

		Class III – Directors Whose Term Expires in 2016

Name	Age	Principal Occupation and Other Information
Roger K. Deromedi	61	Was appointed Non-Executive Chairman of the Board in 2009, and is a Director of the Company since 2007 and a member of the Compensation Committee. On July 1, 2013 Mr. Deromedi became an Executive Advisor (Independent Contractor) to Blackstone in the Consumer Goods Sector. Previously, Mr. Deromedi was Executive Chairman of the Board from 2007 until 2009. Prior thereto, Mr. Deromedi served as Chief Executive Officer of Kraft Foods Inc. from December 2003 to June 2006. Prior to that, Mr. Deromedi was co-Chief Executive Officer, Kraft Foods Inc. and President and Chief Executive Officer of Kraft Foods International since 2001. Mr. Deromedi was President and Chief Executive Officer of Kraft Foods International from 1999 to 2001 and previously held a series of increasingly responsible positions since joining General Foods, Kraft’s predecessor company, in 1977. Mr. Deromedi is Vice-Chairman of the Rainforest Alliance, on the Board of Directors of the Joffrey Ballet, and on the Board of Trustees of the Field Museum of Natural History. Mr. Deromedi earned an MBA from the Stanford Graduate School of Business and a Bachelor of Arts in economics and mathematics from Vanderbilt University.

Robert J. Gamgort	52	Was appointed Chief Executive Officer and Director of the Company effective July 13, 2009. From September 2002 to April 2009, Mr. Gamgort served as North American President for Mars Incorporated, where he managed the company’s portfolio of confectionery, main meal, pet food and retail businesses in North America. Mr. Gamgort joined Mars in 1998, initially serving as Vice President of Marketing for M&M / Mars and then as General Manager of its Chocolate Unit. Prior to joining Mars, Mr. Gamgort served as President of Major League Baseball Properties. Mr. Gamgort began his career at General Foods, which later merged with and became Kraft Foods, where he served in key marketing, sales, corporate strategy, and general management roles. Mr. Gamgort holds an MBA from the Kellogg Graduate School of Management at Northwestern University and a BA in Economics from Bucknell University and studied at the London School of Economics. Mr. Gamgort serves on the Board of Wayfair Inc., and the Board of Directors of the Grocery Manufacturers Association.

Prakash A. Melwani	56	A Director of the Company since 2007 and is a member of the Compensation Committee. Mr. Melwani is a Senior Managing Director at Blackstone and is based in New York. He is Chief Investment Officer of the Private Equity Group and chairs each of its Investment Committees. Since joining Blackstone in 2003, Mr. Melwani has led Blackstone’s investments in Kosmos Energy Ltd., Foundation Coal Holdings, Inc., Texas Genco LLC, Ariel Re Bda Limited, Pinnacle Foods, Inc., RGIS Holdings LLC, Performance Food Group Company and Crocs Inc. Before joining Blackstone, Mr. Melwani was a founding partner of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, Mr. Melwani was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London. Mr. Melwani received a First Class Honors degree in Economics from Cambridge University, England, and an MBA with High Distinction from the Harvard Business School, where he graduated as a Baker Scholar and a Loeb Rhodes Fellow. Mr. Melwani serves as a Director of Acushnet Company, Crocs, Inc., Kosmos Energy Ltd., Performance Food Group Company, RGIS Holdings LLC and Blackstone strategic partner, Patria Investimentos.

		Class I – Directors Whose Term Expires in 2017

Name	Age	Principal Occupation and Other Information
Jane Nielsen	51	A Director of the Company since 2014 and is Chair of the Compensation Committee and a member of the Audit Committee. Ms. Nielsen has been the Executive Vice President and Chief Financial Officer of Coach, Inc. since September 2011. Ms. Nielsen joined Coach, Inc. from PepsiCo, Inc., where from 2009 until September 2011 she was Senior Vice President and Chief Financial Officer of PepsiCo Beverages Americas and the Global Nutrition Group, with combined revenues of $17 billion. In her role, Ms. Nielsen was responsible for all financial management including financial reporting, performance management, capital allocation and strategic planning. From 1996 to 2009, Ms. Nielsen held successively senior roles in finance with PepsiCo, Inc., as well as with Pepsi Bottling Group, including in the areas of Mergers & Integration, Investor Relations and Strategic Planning. From 1990 until joining PepsiCo, Inc. in 1996, Ms. Nielsen was with Marakon Associates, a global strategy consulting firm, and began her career in 1986 at Credit Suisse First Boston as an analyst. Ms. Nielsen has a BA in Economics from Smith College and an MBA from Harvard Business School.

Muktesh Pant	60	A Director of the Company since 2014 and a member of the Audit and Nominating and Corporate Governance Committees. Mr. Pant has been the Chief Executive Officer of KFC, a subsidiary of Yum! Brands, Inc., since January 2014. From 2005 to 2014, Mr. Pant held a number of senior leadership positions with Yum! Brands, Inc., including as CEO of Yum! Restaurants International, President of Global Branding for Yum! Brands, President and Chief Marketing Officer for Yum! Restaurants International, Global Chief Concept Officer for Yum! Brands and President of Taco Bell International. Mr. Pant worked in various capacities at Reebok from 1994 to 2004, including as Chief Marketing Officer from 2001 to 2004. Mr. Pant also worked at PepsiCo from 1992 to 1994 in PepsiCo’s India startup. Mr. Pant built a foundation in marketing and international business with 15 years in various executive capacities at Unilever in India and the United Kingdom from 1976 to 1992. Mr. Pant holds a Bachelor of Technology in Chemical Engineering from the Indian Institute of Technology.

Raymond P. Silcock	64	A Director of the Company since 2008 and is Chair of the Audit Committee and is a member of the Compensation Committee. Mr. Silcock is Executive Vice President and Chief Financial Officer of Diamond Foods Inc. since June 2013 and previously was Senior Vice President and Chief Financial Officer of The Great Atlantic and Pacific Tea Company following its emergence from bankruptcy in March 2012 until February 2013 and was the Head of Finance from December 2011 to March 2012. From December 2009 to December 2011, he was an independent management consultant with clients including The Great Atlantic and Pacific Tea Company and Palm Ventures LLC. From July 2007 to April 2009, Mr. Silcock was Senior Vice President and Chief Financial Officer of UST Inc. Before joining UST Inc., Mr. Silcock was Executive Vice President and Chief Financial Officer of Swift & Company from 2006 to 2007 and Executive Vice President and Chief Financial Officer of Cott Corporation from 1998 to 2005. Earlier in his career, Mr. Silcock held various positions at Campbell Soup Company, where he worked from 1979 to 1997, culminating in Vice President, Finance for the Bakery and Confectionary Division. Mr. Silcock is an Advisory Partner with Alliance Consumer Growth, a private equity company. Mr. Silcock holds an MBA from the Wharton School of the University of Pennsylvania and is a Fellow of the Chartered Institute of Cost & Management Accountants (United Kingdom).

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and its three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company.” Prior to our initial public offering on April 3, 2013 (the “IPO”), Blackstone owned approximately 100% of our Company and we were a “controlled company.” As a “controlled company” we were entitled to, and elected to, utilize certain NYSE corporate governance exemptions. Effective September 12, 2014, we no longer qualified as a “controlled company” and, accordingly, applicable NYSE listing rules provide that the Board must be composed of a majority of independent directors by September 12, 2015. Additionally, the members of the Compensation and Nominating and Corporate Governance committees must be fully independent by September 12, 2015.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Center section on our website at www.pinnaclefoods.com), the Board will consider all relevant facts and circumstances in making an independence determination. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the independence guidelines, the Board will determine in its judgment whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Ms. Fandozzi, Ms. Nielsen, Mr. Pant and Mr. Silcock, are independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of all applicable NYSE standards, including with respect to committee service. Our Board has also determined that the members of the Audit Committee, Mr. Pant, Ms. Nielsen and Mr. Silcock are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Deromedi, our Non-Executive Chairman is not considered to be independent due to compensation he received from the Company in connection with his director service agreement, which was terminated in March 2013. Each of the Nominating and Corporate Governance Committee and the Board of Directors will review and assess Mr. Deromedi’s independence, pursuant to NYSE rules and our Corporate Governance Guidelines, in March 2016.

Board Structure

Our Board of Directors is led by Mr. Deromedi, our Non-Executive Chairman. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Deromedi serves as Chairman, while Mr. Gamgort serves as our Chief Executive Officer and Director. Our

Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Deromedi’s attention to Board and committee matters allows Mr. Gamgort to focus more specifically on overseeing the Company’s operations as well as executing the Company’s strategy.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Roger K. Deromedi		X
Ann Fandozzi*		X	Chair
Robert J. Gamgort
Jason Giordano			X
Prakash A. Melwani		X
Jane Nielsen*	X	Chair
Muktesh Pant*	X		X
Raymond P. Silcock*	Chair	X
*Independent Director

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of shareholders. Five of the then seven Board members attended the annual meeting of shareholders in 2014. During the year ended December 28, 2014, the Board held 13 meetings, the Audit Committee held 5 meetings, the Compensation Committee held 6 meetings and the Nominating and Corporate Governance Committee held 2 meetings. All of our current directors, other than Muktesh Pant who was appointed to the Board in December 2014, attended 92% or more of the meetings of the Board and relevant committee meetings in 2014.

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Mr. Silcock and Ms. Nielsen qualifies as an audit committee financial expert as defined by applicable Securities Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Mr. Silcock’s qualification based on, among other things, his experience as Chief Financial Officer of Diamond Foods Inc. and his prior experience as Chief Financial Officer of The Great Atlantic and Pacific Tea Company after it emerged from bankruptcy. The Board reached its conclusion as to Ms. Nielsen’s qualification based on, among other things, her experience as Chief Financial Officer of Coach, Inc. and her prior experience at PepsiCo Beverages Americas and the Global Nutrition Group.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.pinnaclefoods.com under Investor Center: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and, our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•	reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

Ms. Nielsen, Ms. Fandozzi and Mr. Silcock are members of the Compensation Committee who have been affirmatively determined by our Board to be “independent” as defined by our Corporate Governance Guidelines and the applicable NYSE listing standards applicable to boards of directors in general and compensation committees in particular. The other members of the Compensation Committee, Messrs. Deromedi and Melwani, are not independent.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.pinnaclefoods.com under Investor Center: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	overseeing, at least annually, the evaluation of management;

•	reviewing and approving or making recommendations to the Board of Directors on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	reviewing and recommending to the Board of Directors the compensation of directors;

•	reviewing and approving, or making recommendations to the Board with respect to incentive compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving, or making recommendations to the Board with respect to equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s shareholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards to executive officers and the Board, including pursuant to the Company’s equity-based plans;

•	reviewing compliance by executive officers and the Board with the Company’s stock ownership guidelines; and

•	reviewing and monitoring all employee retirement, profit-sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis and making a recommendation to the Board for its inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent outside compensation consultant, during fiscal year 2014.

All executive compensation services provided by F.W. Cook were conducted under the direction or authority of the Compensation Committee, and all work performed by F.W. Cook was pre-approved by the Compensation Committee. Neither F.W. Cook nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates. Prior to F.W. Cook’s retention by the Committee, the Compensation Committee evaluated whether any work provided by F.W. Cook raised any conflict of interest and determined that it did not.

As requested by the Compensation Committee, in 2014, F.W. Cook’s services to the Compensation Committee included, among other things:

•	reviewing and advising with respect to potential changes to equity compensation and annual management incentive plans;

•	preparing comparative analyses of executive compensation levels and design at peer group companies;

•	assisting with equity compensation plan development;

•	assisting the Compensation Committee in assessing the pay for performance alignment of the Company’s compensation program; and

•	reviewing and evaluating our overall compensation structure in light of organizational objectives.

An F.W. Cook representative participated in five of the six Compensation Committee meetings in 2014.

Nominating and Corporate Governance Committee

Ms. Fandozzi and Mr. Pant are members of the Nominating and Corporate Governance Committee who have been affirmatively determined by our Board to be “independent” as defined by our Corporate Governance Guidelines and the applicable NYSE listing standards. The other member of the Nominating and Corporate Governance Committee, Mr. Giordano, is not independent.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.pinnaclefoods.com under Investor Center: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by shareholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board;

•	recommending to the members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Oversight of Risk Management

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board of Directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board of Directors all areas of risk and the appropriate mitigating factors. In addition, our Board of Directors receives periodic detailed operating performance reviews from management. The Compensation Committee is responsible for oversight of risks relating to compensation and employment related matters.

Executive Sessions

In 2014, executive sessions, which are meetings of the non-management members of the Board, were regularly scheduled throughout the year. In addition, the independent directors on the Board met in executive sessions, without any employee directors or management present. Executive sessions facilitate candid discussion of the independent directors’ viewpoints regarding the performance of management and the strategic direction of the Company.

Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information, are available on the Corporate Governance page of the Investor Center section on our website at www.pinnaclefoods.com. Any shareholder also may request them in print, without charge, by contacting the Corporate Secretary at Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054.

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers, and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.pinnaclefoods.com under Investor Center: Corporate Governance: Code of Business Conduct and Ethics.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and employees are provided with two avenues through which they can report violations or suspected violations with respect to addressing any ethical questions or concerns: a toll-free phone line or in writing. The toll-free number for the Company’s directors, officers and employees is available 24 hours a day, 7 days a week. Directors, officers and employees can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any director, officer or employee who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. In the case of Muktesh Pant, a professional search firm identified him as a potential director nominee. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its recommendation of Ann Fandozzi and Jason Giordano as director nominees, the Nominating and Corporate Governance Committee assessed the contributions of these directors in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. Once appointed, directors serve until they resign or are terminated by the shareholders. In particular, the members of our Board of Directors considered the following important characteristics in addition to their current roles:

•	Mr. Deromedi, our Non-Executive Chairman of the Board, has had significant executive level experience throughout his career in leading a consumer packaged goods company having served as Chief Executive Officer of Kraft Foods Inc.; co-Chief Executive Officer, Kraft Foods Inc. and President and Chief Executive Officer, Kraft Foods International. Mr. Deromedi previously held a series of increasingly responsible positions at General Foods, Kraft’s predecessor company.

•	Ms. Fandozzi has extensive executive level experience having served as the Chief Executive Officer of vRide. Additionally, Ms. Fandozzi has extensive experience with public companies, including serving in senior management positions with a focus on sales and marketing at Whirlpool Corporation and DaimlerChrysler Corporation.

•	Mr. Gamgort, our Chief Executive Officer, has extensive executive level experience, having served as North American President for Mars Incorporated, where he managed the company’s North American portfolio. In addition, Mr. Gamgort served as President of Major League Baseball Properties and at Kraft Foods he held key marketing, sales, corporate strategy, and general management roles.

•	Mr. Giordano has significant financial and investment experience from his involvement in Blackstone’s investment in numerous portfolio companies, and he has played an active role in overseeing those businesses.

•	Mr. Melwani has significant financial, investment and operational experience from his involvement in Blackstone’s investment in numerous portfolio companies, and he has played an active role in overseeing those businesses.

•	Ms. Nielsen has extensive executive level experience with public companies, having served as Chief Financial Officer of Coach, Inc., including serving in senior management positions with a focus on financial management, including financial reporting, performance management, capital allocation and strategic planning at PepsiCo and Pepsi Bottling Group.

•	Mr. Pant has extensive executive level experience with public companies, having served as Chief Executive Officer of KFC, a subsidiary of Yum! Brands, Inc. Mr. Pant has also served in various senior management positions with Yum! Brands, Inc., including as CEO of Yum! Restaurants International and held roles of increasing responsibility with a focus on marketing, strategy and international business at Unilever.

•	Mr. Silcock has significant executive level experience with public companies, including leading consumer packaged goods companies, having served as the Chief Financial Officer for Diamond Foods Inc. and The Great Atlantic and Pacific Tea Company. In addition, Mr. Silcock had roles of increasing responsibility with UST Inc., Swift & Company, Cott Corporation and Campbell Soup Company.

This process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the two incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054. All recommendations for nomination received by the Corporate Secretary that satisfy our amended and restated by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Shareholders must also satisfy the notification, timeliness, consent and information requirements set forth in our amended and restated by-laws. These requirements are also described under the caption “Shareholder Proposals for the 2016 Annual Meeting.”

Communications with the Board

As described in the Corporate Governance Guidelines, shareholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Corporate Secretary of the Company, Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054 who will forward such communication to the appropriate party or (2) sending an e-mail to the Corporate Secretary of the Company at kelley.maggs@pinnaclefoods.com. Such communications may be done confidentially or anonymously.

Director Compensation in Fiscal 2014

In fiscal 2014 our Non-Executive Chairman and independent directors received annual fees as follows:

•	$80,000 in cash, paid quarterly in arrears;

•	$100,000 in restricted stock units. The restricted stock units were granted at the 2014 annual shareholder meeting and they vest on June 10, 2015;

•	an additional $100,000 in cash and $20,000 in restricted stock units for the Non-Executive Chairman of the Board of Directors; and

•	an additional $15,000 in cash for the chairperson of each of the Audit, Compensation and Nominating and Corporate Governance Committees.

Mr. Gamgort receives no additional compensation for his service as a director. Additionally, directors of the Company who are Blackstone employees do not receive compensation for their services as directors. After reviewing results of an external benchmarking completed by F.W. Cook, on September 26, 2014, the Board agreed to increase the 2015 grant of restricted stock units from $100,000 to $150,000 for the Non-Executive Chairman and independent directors. Additionally, the Board agreed to increase the additional $20,000 grant of restricted stock units for the Non-Executive Chairman to $45,000. As a result, the Non-Executive Chairman will receive a grant of restricted stock units with a value of $195,000 for fiscal year 2015.

The table below sets forth information regarding director compensation for the fiscal year ended December 28, 2014.

	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	All Other Compensation ($)	Total ($)

Name

Roger K. Deromedi	180,000	119,970	—	299,970

Ray Silcock	95,000	99,980	—	194,980

Ann Fandozzi	95,000	99,980	—	194,980

Jane Nielsen (3)	65,478	80,243	—	145,721

Muktesh Pant (4)	4,603	—	—	4,603

Jason Giordano	—	—	—	—

Prakash Melwani	—	—	—	—

(1)	Amounts included in this column reflect the aggregate grant date fair value of restricted stock awards granted during fiscal year 2014, calculated in accordance with Financial Accounting Standards Based Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The annual equity grant to directors was made on June 10, 2014 in the form of restricted stock units. The restricted stock units vest on June 10, 2015.

(2)	The aggregate number of outstanding equity awards held by our non-employee directors at December 28, 2014 was as follows: Mr. Deromedi, 4,097 unvested restricted stock units and 167,080 unvested stock options; Mr. Silcock, 6,106 unvested restricted stock units; Ms. Fandozzi, 5,728 shares of unvested restricted stock units; and Ms. Nielsen, 2,549 unvested restricted stock units.

(3)	The annual prorated cash compensation earned by Ms. Nielsen for the period she served as a director in 2014 equaled $65,478.

(4)	The annual prorated cash compensation earned by Mr. Pant for the period he served as a director in 2014 equaled $4,603.

Non-Employee Director Stock Ownership Guidelines

Pursuant to the Company’s Corporate Governance Policy, each non-employee director of the Company is required to maintain ownership in our common stock equal to 6 times the annual Board retainer. Non-employee directors will be given the opportunity to achieve these ownership guidelines over time. In the event a non-employee director has not reached his or her ownership guidelines, he or she will be required to retain 100% of net shares realized upon the vesting of equity awards until he or she has reached the required ownership level.

Ownership levels were measured beginning in October 2014 and are based on the annual Board retainer and the average of the prior year’s month-end closing stock prices. The number of shares will remain in place until June 2015.

Fiscal 2015 Compensation of Directors

In fiscal 2015 our Non-Executive Chairman and independent directors will receive annual fees as follows:

•	$80,000 in cash, paid quarterly in arrears;

•	$150,000 in restricted stock units, to be granted at the annual shareholder meeting and which restricted stock units will vest at the earlier of (x) the first anniversary of the date of grant and (y) the next annual shareholder meeting;

•	an additional $100,000 in cash and $45,000 in restricted stock units for the Non-Executive Chairman of the Board of Directors; and

•	an additional $15,000 in cash for the chairperson of each of the Audit, Compensation and Nominating and Corporate Governance Committees.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2015.

Although ratification is not required by our amended and restated by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte  & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2014 financial statements, we entered into an agreement with Deloitte & Touche LLP, which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table presents fees for professional services rendered for the audit of our financial statements and review of our internal controls over financial reporting for 2014 and 2013 and fees billed for other services rendered by Deloitte & Touche LLP and its affiliates for those periods ($ in thousands):

	2014	2013
Audit Fees(1)	$1,220	$1,364
Audit-related fees(2)	327	140
Tax fees(3)	251	121
Total:	$1,798	$1,625

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements and review of our internal controls over financial reporting, the reviews of interim financial statements, and services associated with other SEC filings. The fees are for services that are normally provided by Deloitte & Touche LLP in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed for services performed related to due diligence services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audits and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

Each year, the Audit Committee approves an annual budget for such permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 28, 2014 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Raymond P. Silcock, Chair

Jane Nielsen

Muktesh Pant

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 23 to 42. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 23 to 42, as well as the discussion regarding the Compensation Committee on pages 11 to 12.

In particular, shareholders should note the following:

•	A significant portion of named executive officers’ total compensation is tied to the achievement of the Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•	Long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase the price of our stock.

•	The Company has stock ownership guidelines for executives which align executive interests with those of our shareholders.

•	The Company’s incentive plans include provisions prohibiting pledging or hedging of Company stock.

•	The Company does not provide any tax gross-ups of annual compensation.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has discussed and reviewed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Jane Nielsen, Chair

Roger K. Deromedi

Prakash A. Melwani

Raymond P. Silcock

Ann Fandozzi

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The core principles of our executive compensation program are to align the compensation of our executive officers with the long-term interests of our shareholders and to provide a total compensation opportunity that allows us to attract and retain talented executive officers and motivate them to achieve exceptional business results.

We achieve these goals by offering a total compensation program that consists of both fixed components (in the form of base pay and benefits) and variable, performance-based pay (in the form of short- and long-term incentives) designed to reward performance. The total compensation for our executive officers is weighted more heavily toward incentive compensation. There is an appropriate balance of short-term and long-term incentives to ensure executive officers are properly balancing the need for consistent annual performance with the need for consistent performance over a multiple year horizon. This compensation balance is intended to ensure that our executive officers share in both downside risk and upside opportunity based on the Company’s performance.

Our named executive officers for 2014 were:

•	Robert J. Gamgort, Chief Executive Officer

•	Craig D. Steeneck, Executive Vice President and Chief Financial Officer

•	Mark L. Schiller, Executive Vice President and President North America Retail[1]

•	Antonio F. Fernandez, Executive Vice President and Chief Supply Chain Officer

•	Christopher J. Boever, Executive Vice President and Chief Customer Officer

In 2014, each of our named executive officers received base pay increases in consideration for performance against their individual objectives and to address market competitiveness issues. Each of the named executive officers also received an annual incentive award based on the Company’s performance against Adjusted EBITDA (defined below) and operational goals, as well as their performance against their individual performance objectives. We use Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization, further adjusted to exclude non-cash items, extraordinary, unusual or non-recurring items and other adjustment items (“Adjusted EBITDA”). We consider Adjusted EBITDA to be an appropriate metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis. Each of the named executive officers received an annual long-term incentive award under the Company’s 2013 Omnibus Incentive Plan (the “2013 Omnibus Incentive Plan”). The long-term incentive award consisted of non-qualified stock options and performance-vesting restricted stock units (“performance share units” or “PSUs”).

The Compensation Committee (the “Committee”) engaged a compensation consultant, F.W. Cook, to provide compensation advice in 2014. The consultant is retained directly by the Committee and performs no consulting or other services for Pinnacle. The Committee has determined that F.W. Cook is independent and that there are no conflicts of interest with regard to the work of F.W. Cook.

Compensation Program Objectives and Design

Our primary objective in establishing our comprehensive compensation program is to recruit, attract, retain and properly incent high-level talent to work for and ultimately add value to our Company for the benefit of our shareholders.

[1]	Effective January 9, 2015, Mr. Schiller was promoted from Executive Vice President and President of the Birds Eye Division to Executive Vice President and President North America Retail.

Our compensation program is designed to reward performance, which in turn creates value for our shareholders. Performance is reviewed annually for both our executives and our Company as a whole. When annual Company or individual performance goals are not met, certain elements of the compensation program (including annual bonuses, annual base salary merit increases and certain equity grants) are not paid or do not vest.

The compensation program is intended to reward both short-term (annual performance) and long-term Company performance. Therefore, employee equity programs, which are discussed in more detail below, are key elements of the compensation program.

Each element of the overall comprehensive compensation program (discussed in greater detail below) is intended to be competitive with similar elements offered both locally and nationally by other like-size employers and competitors, and the elements taken together are intended to present a comprehensive competitive program to accomplish the objectives noted above.

We designed most of the significant elements of our comprehensive compensation program by soliciting initial thoughts and ideas from our senior management team, consisting of our Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Human Resources Officer, and in consultation with other members of our senior management. Additional input and suggested objectives were received from Roger Deromedi, our Non-Executive Chairman, representatives of F. W. Cook and other members of the Board. Significant compensation elements are reviewed annually by our senior management.

After receipt of the input noted and development of proposed plans, such plans were (and in the case of annual bonus plans, are annually) presented to the Committee, which determines the terms of and ultimately adopts our compensation program. None of our named executive officers participates in discussions involving his own compensation.

The Committee reviews and approves annual compensation elements such as bonus plan attainment, and our Board of Directors reviews full year earnings and management performance by our executives. The Board of Directors also approves elements of our annual budgets, which include some elements of the compensation program such as annual bonuses and annual base salary increases, if any, for our executives.

How We Considered the 2014 “Say-on-Pay” Advisory Vote

At the 2014 Annual Meeting of Stockholders in June 2014, our stockholders voted, on an advisory basis, on a resolution regarding the Company’s executive compensation (the “say-on-pay proposal”). The say-on-pay proposal was approved by approximately 99% of the votes cast demonstrating stockholder support for our overall executive compensation program during 2013. The Committee considered this a favorable result and believed it showed strong stockholder support for the Company’s compensation practices and the decisions taken by the Committee and thus the Committee did not make any specific changes to the compensation for our named executive officers as a result of the advisory vote.

Our current policy is to include a resolution regarding approval of the Company’s executive compensation annually and such a proposal is submitted to our stockholders during the Annual Meeting as described in Item 3 of this Proxy Statement. The Committee considered and will continue to consider the outcome of these advisory votes when evaluating future executive compensation arrangements.

We expect to hold the next vote on the frequency of advisory votes to approve executive compensation at our 2019 annual meeting.

Elements of Compensation

The following table lists the key elements of our 2014 executive compensation program:

Element of Compensation	Objective	Key Features	% of Target Total Direct Compensation
Base Salary	Provide a competitive level of fixed compensation

•  Fixed pay component based on level of responsibility of position held

•  Adjustments based on individual performance, internal equity and external benchmarking against peer group companies

•  Targeted at the median of the peer group

10-30%

Annual Incentive Plan Awards (“Management Incentive Plan”)	Motivate and reward executive contributions in achieving annual performance goals

•  Variable pay component

•  Payouts are based on a formula that includes Company performance against Adjusted EBITDA and operational objectives, as well as individual performance against pre-determined objectives

•  Payouts are made in cash

•  Targeted at the median of the peer group

15-35%

Long-Term Incentive Awards	Motivate and reward executive contributions in achieving long-term objectives Align the interests of our executives with our shareholders

•  Variable pay component

•  Awards are issued as performance-vesting restricted stock units and stock options and have a multi-year vesting period

•  Option award value is fixed at grant, and ultimate value to the executive is based on stock performance

•  Awards in the form of performance-vesting restricted stock units have ultimate value based on our relative stock performance against our peer group.

•  Targeted at the median of the peer group

35-75%

Post Termination Compensation	Provide temporary income following an executive’s involuntary termination of employment	• Fixed pay component • Payments are formula-driven based on executive’s salary, bonus target and level in the organization • Targeted at the median of the peer group

Competitive Positioning

In February 2013, the Committee worked with F.W. Cook and identified a peer group of 12 publicly-traded companies to be used as a competitive reference point in determining total compensation packages for the Company’s executive officers, including the named executive officers. The peer group included consumer products companies, nearly all of which are focused on food and beverage in North America with similar revenue (peer group median revenue $2.9 billion) and market capitalization (peer group median market capitalization $3.3 billion) to Pinnacle Foods Inc. In 2014, we did not revise our peer group as we believe this peer group reflects the companies with which we compete for executive talent and has executive positions of similar size and scope.

The peer group consists of the following 12 companies:

B&G Foods	Hormel Foods
Campbell Soup Company	J.M. Smuckers
Church & Dwight	McCormick & Co.
Flowers Foods	Post Holdings
Hain Celestial Group	Snyder’s-Lance
Hillshire Brands[2]	TreeHouse Foods

[2]	As of August 2014, the peer group no longer includes Hillshire Brands due to lack of publicly available financial information.

Direct Compensation Components

Base Salary

Base salaries are intended to compensate the executive officers and all other salaried employees for their basic services performed for our Company on an annual basis. In setting base salaries, we take into account the employee’s experience, the functions and responsibilities of the job, salaries for similar positions within the peer group and for competitive positions in the food industry generally and any other factor relevant to that particular job. We attempt to pay at the median of our peer group for each job but do not confine ourselves to this practice if other factors such as experience warrant a lower or higher base salary. Base salaries may be adjusted annually based on executive officer performance and, in some circumstances, adjusted throughout the year to address competitive pressures or changes in job responsibilities. Our Chief Executive Officer recommends to the Committee the base salaries for executives reporting directly to him. The Chief Executive Officer’s base salary is set by the Committee. The Chief Executive Officer’s annual merit adjustment is approved by the Board of Directors. Adjustments for all other executives are recommended by the Chief Executive Officer and approved by the Committee.

Base Salary Changes in 2014

In April 2014, each of the named executive officers was awarded a merit increase based on his performance in the preceding year and, in the case of Messrs. Gamgort and Boever, increases designed to more closely align their base pay with the median base pay for individuals in their positions in the peer group. Mr. Gamgort received a base increase of 5.3%. Mr. Boever received a base pay increase of 7.1%. Messrs. Steeneck, Schiller and Fernandez received base pay increases in the range of 3.0-4.7%, consistent with the Company’s merit guidelines.

Annual Incentive Awards (Management Incentive Plan, “MIP”)

We use our MIP to incent our eligible employees on an annual basis. MIP awards are intended to reward executives and other eligible employees for achieving annual profit and operational goals. MIP targets are equal to a pre-determined percentage of salary, and are multiplied by a factor based on Company performance and multiplied by a factor based on individual performance against pre-determined objectives. Payouts range from 0-200% based on attainment of both Company and individual objectives. Our Adjusted EBITDA target, which is derived from our operating plan for the year and approved annually by the Board of Directors, is a significant component (50%) of the Company’s performance, with the balance based on achievement of Company-wide operational objectives (50%). In addition to the Company-wide objectives, each executive officer has individual objectives set at the beginning of the year, as shown below, which are reflective of his or her responsibilities based on his or her role. The Committee determines an individual performance score for the Chief Executive Officer based on a review of his performance in the year. For the other executive officers, the Chief Executive Officer recommends an individual performance score at the end of the performance year based on the achievement against the individual objectives, and the individual scores are reviewed and approved by the Committee.

The Board of Directors approves the bonus pool contained in the annual budget; the Committee approves actual payment of bonuses pursuant to the MIP and the bonuses paid to, or accrued on behalf of, the named executive officers.

2014 MIP Results

For the fiscal year ended December 28, 2014, the Adjusted EBITDA target for 100% bonus plan payout was $514 million. For a 50% payout the Adjusted EBITDA target was $488 million and for a 75% payout the Adjusted EBITDA target was $501 million. The actual performance of $495.5 million (excluding the credit from vacation and bonus accrual adjustments) resulted in a 65% payout for this component of the overall MIP plan. The overall rating on the operational goals (in the areas of market share, product innovation, trade spending efficiency, in-store execution, internal processes, food safety, productivity and organizational development) were rated by the Committee to have been above target and were scored as a 115% payout. The combination of the 65% payout rate for the Adjusted EBITDA target (50% of total) and the 115% score ascribed to operational goals (50% of total) resulted in a total MIP company payout score of 90% for 2014. At the time of the termination of the Company’s merger agreement with Hillshire the Committee made a decision to set aside a portion of the Hillshire termination fee received to be used for employee retention. As a result, additional funding of 20% was added to the MIP. The adjusted MIP company payout score after the additional funding was 110%.

The Committee evaluated the individual contributions of our named executive officers in addition to their efforts in delivering overall Company results and operational goals. In evaluating the individual performance of our named executive officers, the following scores were determined based on performance against individual objectives:

-Mr. Gamgort received a 120% score on his individual objectives, with performance highlights including the successful engagement with external investors and analysts, successful acquisition of Gardein Protein International Inc. (“Gardein”), and strong personal leadership through the Hillshire merger agreement and subsequent termination.

-Mr. Steeneck received a 120% score on his individual objectives, with performance highlights including strong financial management, our successful acquisition of Gardein, improving our capabilities in information technology and talent upgrades among his team.

-Mr. Schiller received a 110% score on his individual objectives, with performance highlights including successful performance of Frozen leadership brands, especially Birds Eye Viola!, market share performance, and effective Consumer Insights tools and processes.

-Mr. Fernandez received a 100% score on his individual objectives, with performance highlights including strong performance against productivity initiatives, successful acquisition of the Duncan Hines manufacturing facility in Centralia, Illinois, St. Elmo, Illinois manufacturing readiness for repatriating Wish-Bone production, significantly improved manufacturing employee safety record, and no product equality or food safety incidents.

-Mr. Boever received a 110% score on his individual objectives, with performance highlights including market share performance, including with our top customers, successful Total Distribution Point expansion and mix, and a meaningful increase in Company perception among key retailers, as measured by an industry-leading independent service.

Based upon the Company score and the individual scores, the 2014 Bonus Awards were calculated as follows:

Named Executive Officer	Annual Incentive Plan Target as % Salary	Annual Incentive Plan Target $	Adjusted Company Goal Achievement*%	Individual Goal Achievement %	2014 Bonus Award Paid

Robert J. Gamgort	100%	$1,000,000	110%	120%	$1,320,000

Craig D. Steeneck	85%	$481,525	110%	120%	$635,613

Mark L. Schiller	85%	$403,750	110%	110%	$488,538

Antonio F. Fernandez	85%	$394,825	110%	100%	$434,308

Christopher J. Boever	75%	$281,250	110%	110%	$340,313

*	Includes a 20% increase from additional funding related to the Hillshire termination fee.

Annual bonuses were approved by the Committee and paid to the participants on March 13, 2015.

Long-Term Incentives

In 2013, we adopted, with shareholder approval, the 2013 Omnibus Incentive Plan, so that we can continue to provide our named executive officers and other key employees with equity-based long-term incentives. The equity awards are subject to service conditions, which are more fully described below, that serve as a retention tool.

2014 Awards

On April 1, 2014, the Company granted non-qualified stock options and performance share units to Messrs. Gamgort, Steeneck, Schiller, Fernandez and Boever.

Stock Options

We grant stock options because we believe that they provide executives with a strong incentive to continue employment with us and focus on creating long-term shareholder value. The ultimate value received by option holders is directly tied to increases in our stock price and the stock options serve to link the interests of management and stockholders and to motivate executives to make decisions that will increase the long-term total return to shareholders. The number of options awarded to each executive is based on an award value that is fixed at the date of grant.

The options vest on the third anniversary of the date of grant, subject to the executive’s continued employment through the applicable vesting date and will terminate 10 years from the date of grant or earlier if the executive’s service terminates. Upon a change in control, all unvested options will immediately vest and become exercisable as of the date of such change in control. The options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant.

If the executive’s employment terminates for any reason other than as described below, all unvested options will be forfeited and all vested options will remain exercisable for 90 days after the date of termination; except that, in each case, the options expire upon a violation of specified restrictive covenants. Upon a termination of an executive’s employment due to the executive’s death or disability, or for any reason other than for cause while the executive is eligible for retirement (the age of 55 with more than 10 years of service at the Company), a pro rata portion of the unvested options will immediately vest and become exercisable, with such pro-ration based on the number of days the executive was employed after the date of the grant. Following any such termination, all vested options will remain exercisable for 180 days. Upon a termination of an executive’s employment for cause, all vested and unvested options terminate.

On April 1, 2014, the Board granted options to the following executives in the following amounts. Mr. Gamgort was granted 184,995 stock options, Mr. Steeneck was granted 56,430 stock options, Mr. Schiller was granted 40,556 stock options, Mr. Fernandez was granted 39,660 stock options and Mr. Boever was granted 26,682 stock options. The exercise price per share under each stock option grant was $29.28.

Performance Share Units

The performance share units (“PSUs”) are eligible to vest after a three-year performance period beginning on April 1, 2014 and ending on March 31, 2017. The number of PSUs that vest and are settled at the end of the performance period is based on the Company’s cumulative total shareholder return relative to the total shareholder returns of members of a peer company group.

The Committee approved a performance peer group as a means of establishing performance targets for the 2014 performance share unit grants. At the end of the performance period, the Company’s total shareholder return position will be ranked relative to the total shareholder returns of each member of the performance peer group. Pinnacle is measured against the companies in the performance peer group that remain within the performance peer group for the entire performance period. The companies in the performance peer group consist of Pinnacle plus 20 other consumer products companies, nearly all of which are focused on food and beverage in North America including all of the twelve companies mentioned above as our peer group for overall compensation purposes. The companies in the performance peer group for the performance period beginning on April 1, 2014 and ending on March 31, 2017 are:

B&G Foods	Hain Celestial Group	Lancaster Colony
Campbell Soup Company	Hillshire Brands[3]	McCormick & Co.
Church & Dwight	The Hershey Company	Post Holdings
ConAgra Foods	Hormel Foods	Snyder’s-Lance
Diamond Foods	J.M. Smuckers	TreeHouse Foods
Flowers Foods	Kellogg Company	WhiteWave Foods
General Mills	Kraft Foods Group

The total number of performance share units that vest is based on where the Company’s total shareholder return falls within this ranking, and ranges from a 200% payout for ranking in the 90th percentile or above, to 100% payout for ranking in the 45th to 55th percentile, and 0% payout for ranking in the 10th percentile or below. The specific performance levels and corresponding payout levels are as set forth below:

Percentile Performance	Performance Characterization	Percentage of Award Vested
90th - 100th Percentile	Top 10%	200%
75th - 89th Percentile	Upper Quartile	150%
56st - 74th Percentile	Above Median	125%
45th - 55th Percentile	Median	100%
26th - 44th Percentile	Below Median	75%
11th - 25th Percentile	Lower Quartile	50%
1st - 10th Percentile	Bottom 10%	0%

PSUs which become vested also entitle the holder to be credited with dividend equivalent payments in cash, with such dividend equivalents payable when, and to the extent, the PSUs are settled (or such accrued dividend equivalents will be forfeited to the extent the PSUs are forfeited).

If the executive’s employment terminates for any reason other than as described below, all unvested PSUs will be forfeited. Upon termination of an executive’s employment due to the executive’s death or disability, or for any reason other than for cause while the executive is eligible for retirement (the age of 55 with more than 10 years of service at the Company), a pro rata portion of the target number of PSUs under the executive’s award will remain outstanding and eligible to vest based on actual performance at the end of the performance period, with such pro-ration based on the number of days the executive was employed during the performance period. Upon a change in control during the performance period, the PSUs vest based on actual performance through that date, or, if performance is unable to be calculated, at target.

On April 1, 2014, the Board granted PSUs to the following executives in the following amounts, and such amounts assume that the target level of performance is achieved (with the actual number of shares to be earned based on the performance criteria described above): Mr. Gamgort was granted 55,498 PSUs, Mr. Steeneck was granted 16,929 PSUs, Mr. Schiller was granted 12,167 PSUs, Mr. Fernandez was granted 11,898 PSUs and Mr. Boever was granted 8,004 PSUs.

[3]	As of August 2014, the performance peer group no longer includes Hillshire Brands due to lack of publicly available financial information.

Covenants and Clawback

Each of the executives who is granted an option or a PSU is subject to restrictive covenants related to non-competition and non-solicitation, non-disparagement, and confidentiality, for 12 months following any termination of employment (or, if longer, the period in respect of which the executive receives severance benefits) and covenants for an indefinite period of time covering confidentiality and non-disparagement. Under the award agreements, if there is a restrictive covenant violation or the Company determines after termination that grounds for a termination for cause existed, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof.

Accelerated Equity Award Vesting in 2014

On November 21, 2014, the Company completed a secondary offering of 20 million shares of the Company’s common stock on behalf of Blackstone and certain of its stockholders. As a result, Blackstone’s ownership in Pinnacle was reduced to approximately 19%. The reduction in Blackstone’s ownership level to below 50% of its initial holdings, as well as Blackstone exceeding its internal rate of return vesting objective, triggered the immediate vesting of approximately 1.3 million employee stock options, restricted shares and performance shares associated with equity compensation when Pinnacle was an entity controlled by Blackstone. Mr. Gamgort had 455,291 performance shares vest, Mr. Steeneck had 138,263 performance shares vest, Mr. Schiller had 75,023 performance shares vest, Mr. Fernandez had 76,742 performance shares vest and Mr. Boever had 20,601 performance shares vest.

Severance, Change of Control and Other Termination-Related Programs

Our severance plans provide benefits in the form of a temporary source of income in the event an executive officer is involuntarily separated from the Company. Our severance benefits are consistent with competitor companies of comparable size and provide a bridge of pay and benefits to assist displaced executives in finding future employment. Effective in 2014, we no longer have employment agreements with any of our executive officers.

Executive Severance Benefits Plan

On July 25, 2014, the Committee adopted new change in control provisions to the Executive Severance Benefits Plan (the “Severance Plan”), which modify severance benefits for our executive officers at the level of Vice President or higher and add enhanced severance benefits for terminations of employment in connection with a change in control.

Pursuant to the severance plan adopted in connection with our IPO, our Chief Executive Officer would have received cash severance benefits equal to two times the sum of the Chief Executive Officer’s annual base salary and target annual bonus (“Total Annual Target Compensation”) following his termination without cause absent a change in control (as defined in our 2013 Omnibus Incentive Plan). This level of benefits remains unchanged in the Severance Plan if our Chief Executive Officer is terminated without cause and no change in control has occurred. With the change in control enhancements in the Severance Plan, if the Chief Executive Officer is terminated without cause at the request of an acquirer or potential acquirer in connection with or prior to a change in control, or if our Chief Executive Officer is terminated without cause or terminates employment for good reason, within two years following such a change in control (each a “Change in Control Termination”), he will receive three times the sum of his Total Annual Target Compensation.

For other executive officers covered by the Severance Plan, including Messrs. Steeneck, Schiller, Fernandez and Boever, cash severance benefits range between one times the executive’s Total Annual Target Compensation and one-and-one-half times the executive’s Total Annual Target Compensation following a termination without cause absent a change in control. With the change in control enhancements, cash severance benefits range between one-and-one-half times the executive’s Total Annual Target Compensation and two-and-one-quarter times the executive’s Total Annual Target Compensation following a Change in Control Termination. For Executive Vice Presidents and Senior Vice Presidents, cash severance benefits are a multiple of the executive’s Total Annual Target Compensation.

In addition, the Severance Plan provides that the executive would receive a pro-rata payment of any annual cash bonus the executive would have otherwise been eligible to earn during the year which includes the date of termination, with such payment based on the executive’s and the Company’s actual performance during the portion of the relevant performance period preceding the executive’s termination, and paid on the date such bonus is paid to our active employees.

401(k) Plan and Other Benefits

We provide various other benefits and compensation-related programs to executives and other salaried employees, which allow us to provide a full and comprehensive compensation package. This full package of compensation elements is important to our objectives to attract, retain and incent high-quality employees. We do not sponsor a defined benefit pension plan for salaried employees. The elements of our compensation program not otherwise discussed above are:

(1)	A 401(k) plan in which our Company matches up to 50% of employee contributions, up to a maximum company contribution of 3% of the employee’s pay (up to the Internal Revenue Code annual covered compensation limit). In addition, the Pinnacle Foods Supplemental Savings Plan became effective in 2013 and allows all Company employees, regardless of compensation level, the opportunity to receive the same 3% match on total compensation (base salary plus bonus);

(2)	Medical and dental insurance for which we pay approximately 70% of the premiums;

(3)	Life and Accidental Death and Dismemberment insurance paid for by us; and

(4)	Long-term Disability and Short-Term Disability insurance paid for by us.

In establishing and providing the plans noted above, we use outside 401(k) plan and benefits consultants for 401(k) plan design and medical. Each of the outside consultants provides not less than annual advice about the plan designs for similar manufacturing companies across the United States and in the communities where we are located. As with other elements of compensation, we strive to provide competitive benefits to attract high quality executives. Based on our general perception of the market and while we have not identified specific companies, we believe that the benefits noted in this section generally are competitive with all similarly situated manufacturers and competitors with exceptions made where we believe necessary based on the communities where we are located.

Stock Ownership

One of the key objectives of our executive compensation program is to align the interests of our executive officers with the long-term interests of our shareholders. We believe that an effective way of achieving this alignment is to ensure that our executive officers are shareholders and have a significant financial interest in the Company. In 2013, the Committee adopted Stock Ownership Guidelines which, beginning in October 2014, applied to approximately our top 25 executives, including all of the named executive officers.

Under our new stock ownership guidelines, our executives will be required to maintain ownership in our common stock in the following amounts:

Chief Executive Officer	6 times annual base salary

Executive Vice Presidents	3 times annual base salary

Senior Vice Presidents	1 times annual base salary

Executives will be given the opportunity to achieve these ownership guidelines over time. In the event that the Chief Executive Officer has not reached his ownership guideline, he will be required to retain 100% of net shares realized until he has reached the required ownership level; for all other executives, the retention will be 75% of net shares realized upon the vesting of equity awards until he or she has reached the required ownership level.

Ownership levels were measured beginning in October 2014 and are based on the annual salary and the average of the prior year’s month-end closing stock prices. This number of shares will remain in place until June 2015.

Risk Assessment

During 2014, the Committee reviewed an assessment of the Company’s compensation programs prepared by management, with a focus on incentive compensation programs. The Committee reviewed details regarding performance metrics, pay mix, annual incentive risk, long-term incentive risk, share ownership, governance risk and risk mitigation features. After a review of the programs, the Committee has concluded there were no risks reasonably likely to have a material adverse effect on the Company.

Fiscal 2015 Compensation Decisions

As part of our annual compensation-setting process, on March 31, 2015 the Committee and the Board of Directors approved and authorized annual equity-based awards under the 2013 Omnibus Incentive Plan to certain of the Company’s executive officers, including Messrs. Gamgort, Steeneck, Schiller, Fernandez and Boever.

On April 1, 2015, the Company granted nonqualified stock options and performance-vesting restricted stock (“performance shares” or “PSs”) to Messrs. Gamgort, Steeneck, Schiller, Fernandez and Boever.

Stock Options

On April 1, 2015, the Board granted options to the following executives in the following amounts. Mr. Gamgort was granted 170,523 stock options, Mr. Steeneck was granted 41,458 stock options, Mr. Schiller was granted 39,476 stock options, Mr. Fernandez was granted 29,135 stock options and Mr. Boever was granted 19,985 stock options. The exercise price per share under each stock option grant was $41.05.

The vesting period and other terms of the stock options are the same as those for the options granted to executives in 2014.

Performance Shares

The performance shares (“PSs”) are eligible to vest after a three-year performance period beginning on April 1, 2015 and ending on March 31, 2018. The number of PSs that vest and are settled at the end of the performance period is based on the Company’s cumulative total shareholder return relative to the total shareholder returns of members of a peer company group.

The Committee approved a performance peer group as a means of establishing performance targets for the 2015 performance share grants. At the end of the performance period, the Company’s total shareholder return position will be ranked relative to the total shareholder returns of each member of the performance peer group. Pinnacle is measured against the companies in the performance peer group that remain within the performance peer group for the entire performance period. The companies in the performance peer group as of April 1, 2015 consisted of Pinnacle plus 19 other consumer products companies, nearly all of which are focused on food and beverage in North America. The companies in the performance peer group for the performance period beginning on April 1, 2015 and ending on March 31, 2018 are:

B&G Foods	Hain Celestial Group	McCormick & Co.
Campbell Soup Company	The Hershey Company	Post Holdings
Church & Dwight	Hormel Foods	Snyder’s-Lance
ConAgra Foods	J.M. Smuckers	TreeHouse Foods
Diamond Foods	Kellogg Company	WhiteWave Foods
Flowers Foods	Kraft Foods Group
General Mills	Lancaster Colony

The total number of PSs that vest is based on where the Company’s total shareholder return falls within this ranking, and ranges from a 200% payout for ranking in the 91th percentile or above, to 100% payout for ranking in the 41st to 60th percentile, and 0% payout for ranking in the 10th percentile or below. The specific performance levels and corresponding payout levels are as set forth below:

Percentile Performance	Performance Characterization	Percentage of Award Vested
91st - 100th Percentile	Top 10%	200%
76th - 90th Percentile	Upper Quartile	150%
61st - 75th Percentile	Above Median	125%
41st - 60th Percentile	Median	100%
26th - 40th Percentile	Below Median	75%
11th - 25th Percentile	Lower Quartile	50%
1st - 10th Percentile	Bottom 10%	0%

PSs which become vested also entitle the holder to be credited with dividend equivalent payments in cash, with such dividend equivalents payable when, and to the extent, the underlying PSs are settled (or such accrued dividend equivalents will be forfeited to the extent the PSs are forfeited).

On April 1, 2015, the Board granted PSs to the following executives in the following amounts, and such amounts assume that the target level of performance is achieved (with the actual number of shares to be earned based on the performance criteria described above): Mr. Gamgort was granted 51,157 PSs, Mr. Steeneck was granted 12,437 PSs, Mr. Schiller was granted 11,842 PSs, Mr. Fernandez was granted 8,740 PSs and Mr. Boever was granted 5,995 PSs.

The other terms of the PSs are the same as those for the PSUs granted to executives in 2014.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us during the fiscal years reported below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3) ($)	Total ($)

Robert J. Gamgort Chief Executive Officer and Director	2014 2013 2012	987,308 937,500 893,750	— —	2,086,725 4,161,308 —	1,566,908 2,552,751 —	1,320,000 1,368,000 1,760,000	71,901 53,085 8,178	6,032,841 9,072,644 2,661,928

Craig D. Steeneck Executive Vice President and Chief Financial Officer	2014 2013 2012	562,315 546,268 532,410	— —	636,530 14,465 —	477,962 966,929 —	635,613 673,216 470,695	39,388 29,057 9,070	2,351,808 2,229,935 1,012,175

Mark L. Schiller Executive Vice President and President North America Retail	2014 2013 2012	469,599 450,419 437,561	— —	457,479 43,787 —	343,509 580,185 —	488,538 555,357 286,440	31,991 23,061 8,178	1,791,116 1,652,809 732,179

Antonio F. Fernandez Executive Vice President and Chief Supply Chain Officer	2014 2013 2012	461,064 447,151 433,035	— —	447,365 56,819 —	335,920 580,185 —	434,308 505,980 399,985	47,619 39,069 5,757	1,726,276 1,629,204 838,777

Christopher J. Boever Executive Vice President and Chief Customer Officer	2014 2013	368,654 342,284	—	300,950 572,195	225,997 580,185	340,313 371,700	163,759 64,034	1,399,673 1,930,398

(1)	Amounts included in this column for fiscal 2014 reflect the aggregate grant date fair value of performance share units granted on April 1, 2014 calculated in accordance with FASB ASC Topic 718, utilizing the assumptions discussed in Note 5 to our consolidated financial statements for the year ended December 28, 2014. The performance conditions applicable to the performance share units are a market condition as defined under FASB ASC Topic 718, and not a performance condition as defined under FASB ASC Topic 718. Accordingly, there are no maximum grant date fair values that differ from the fair values presented in this column. For more information on these grants, see “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentives – Performance Share Units.” Amounts included in this column for Mr. Gamgort for fiscal 2013 also include a transaction incentive award in the amount of $4,000,000 which he became entitled to pursuant to the terms of his employment agreement upon the successful completion of the IPO and which was issued in shares of fully-vested common stock (net of tax withholding) on April 3, 2014, the one-year anniversary of the IPO.

(2)	Amounts included in this column for fiscal 2014 reflect the aggregate grant date fair value of options granted on April 1, 2014 calculated in accordance with FASB ASC Topic 718, utilizing the assumptions discussed in Note 5 to our consolidated financial statements for the year ended December 28, 2014. For more information on these grants, see “Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentive Stock Options.”

(3)	“All Other Compensation” includes group life insurance, contributions made by the Company to 401(k) plan and contributions made by the Company to the named executive officers’ Supplemental Savings Plan accounts. For 2014 for Mr. Fernandez it also includes commuting expenses in the amount of $17,116. For 2014 for Mr. Boever it also includes commuting expenses in the amount of $66,423 and relocation benefits in the amount of $74,315.

We do not have employment agreements with any of our named executive officers. The named executive officers are covered under the Severance Plan as referenced on pages 31 to 32.

Grants of Plan-Based Awards in Fiscal 2014

The following table provides supplemental information relating to grants of plan-based awards in fiscal 2014 to help explain information provided above in our Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares(2) (#) (i)	All Other Stock Awards Number of Securities Underlying Options (#) (j) (3)	Exercise or Base Price of Option Awards ($/sh) ($) (k)	Grant Date Fair Value of Stock and Option Awards (4) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)

Robert J. Gamgort		250,000	1,000,000	2,000,000
	4/01/2014							55,498			2,086,725
	4/01/2014								184,995	29.28	1,566,908

Craig D. Steeneck		120,381	481,525	963,050
	4/01/2014							16,929			636,530
	4/01/2014								56,430	29.28	477,962

Mark L. Schiller		100,938	403,750	807,500
	4/01/2014							12,167			457,479
	4/01/2014								40,556	29.28	343,509

Antonio F. Fernandez		98,706	394,825	789,650
	4/01/2014							11,898			447,365
	4/01/2014								39,660	29.28	335,920

Christopher J. Boever		70,313	281,250	562,500
	4/01/2014							8,004			300,950
	4/01/2014								26,682	29.28	225,997

(1)	Reflects possible payouts under our MIP for 2014 performance. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Awards (MIP)—2014 Annual Incentive Plan Results” for a discussion of threshold, target and maximum cash incentive compensation payouts. The actual amounts paid to our named executive officers under our MIP for 2014 performance are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Reflects awards of performance share units on April 1, 2014. See the “Compensation Discussion and Analysis-Elements of Compensation-Long Term Incentives-Performance Share Units” section above for further information.
(3)	Reflects stock option awards on April 1, 2014 with an exercise price of $29.28 per share. See the “Compensation Discussion and Analysis-Elements of Compensation-Long Term Incentives-Stock Options” section above for further information.
(4)	Represents the grant date fair value of the performance stock units and options, calculated in accordance with FASB ASC Topic 718 and utilizing the assumptions discussed in Note 5 to our consolidated financial statements for the fiscal year ended December 28, 2014.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table provides information regarding outstanding awards made to our named executive officers as of our most recent fiscal year end.

Option Awards								Stock Awards
Name (a)	Grant Date for Options	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Vesting Date	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j) (7)

Robert J. Gamgort								6,445(1)	229,442
										55,498	1,975,729
	3/27/2013		551,350		20.00	3/27/2016	3/27/2023
	4/1/2014		184,995		29.28	4/1/2017	4/1/2024

Craig D. Steeneck								2,117(2)	75,365
										16,929	602,672
	3/27/2013		208,840		20.00	3/27/2016	3/27/2023
	4/1/2014		56,430		29.28	4/1/2017	4/1/2024

Mark L. Schiller								6,567(3)	233,785
										12,167	433,145
	3/27/2013		125,310		20.00	3/27/2016	3/27/2023
	4/1/2014		40,556		29.28	4/1/2017	4/1/2024

Antonio F. Fernandez								10,232(4)	364,259
										11,898	423,569
	3/27/2013		125,310		20.00	3/27/2016	3/27/2023
	4/1/2014		39,660		29.28	4/1/2017	4/1/2024

Christopher J. Boever								31,803(5)	1,132,187
										8,004	284,942
	3/27/2013		125,310		20.00	3/27/2016	3/27/2023
	4/1/2014		26,682		29.28	4/1/2017	4/1/2024

(1)	Reflects time-vesting shares of restricted stock that had not vested as of December 28, 2014 of which 6,445 will vest on June 17, 2015 (with accelerated vesting upon a change in control).
(2)	Reflects time-vesting shares of restricted stock that had not vested as of December 28, 2014 of which 2,117 will vest on June 17, 2015 (with accelerated vesting upon a change in control).
(3)	Reflects time-vesting shares of restricted stock that had not vested as of December 28, 2014 of which 422 will vest June 16, 2015, 5,723 will vest on June 17, 2015 and 422 will vest on June 16, 2016 (with accelerated vesting upon a change in control).
(4)	Reflects time-vesting shares of restricted stock that had not vested as of December 28, 2014 of which 5,116 will vest on June 16, 2015 and 5,116 will vest on June 16, 2016 (with accelerated vesting upon a change in control).

(5)	Reflects time-vesting shares of restricted stock that had not vested as of December 28, 2014 of which 1,716 vested on March 6, 2015, 1,716 will vest on March 6, 2016 and 26,655 will vest on March 27, 2016 (with accelerated vesting upon a change in control).
(6)	Reflects performance stock units granted on April 1, 2014 which will vest on April 1, 2017, subject to performance conditions. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives-Performance Share Units” for further information.
(7)	Market value is based upon the closing market price of our common stock on December 26, 2014.

Option Exercises and Stock Vested in Fiscal 2014

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during our most recent fiscal year.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b) (#)	Value Received on Vesting (c) ($)	Number of Shares Acquired on Vesting (d) (#)	Value Received on Vesting (e) (1) ($)

Robert J. Gamgort	—	—	696,095	22,405,134

Craig D. Steeneck	—	—	140,380	4,693,975

Mark L. Schiller	—	—	81,168	2,710,330

Antonio F. Fernandez	—	—	81,858	2,737,587

Christopher J. Boever	—	—	22,320	737,871

(1)	The value realized on vesting is based on the closing market price of our common stock on the applicable vesting date (or previous trading day if the vesting date was not a trading day).

Nonqualified Deferred Compensation for Fiscal 2014

Our named executive officers are eligible to participate in The Pinnacle Foods Supplemental Savings Plan, or “the Supplemental Savings Plan.” The Supplemental Savings Plan was implemented in 2013 and is a non-qualified plan funded through a rabbi trust that permits participants to defer compensation that would otherwise be paid to them currently. The Supplemental Savings Plan enables participants to defer compensation for future payment when they deem it beneficial to receive it and allows the Company to provide, on a non-qualified tax basis, contributions that could not be made on the participants’ behalf to the tax-qualified 401(k) plan.

While deferred, amounts are credited with earnings as they are invested by the participant in one or more investment options offered by the Supplemental Savings Plan. The investment options under the Supplemental Savings Plan consist of investments in mutual funds or other investments available to participants in our 401(k) plan.

Beginning in 2013, we began crediting the Supplemental Savings Plan accounts of executive officers with the amount of employer matching contributions that exceed the limits established by the IRS for contribution to the 401(k) plan. These amounts are credited in the first quarter of the year after they are earned. As shown in the footnotes to the Summary Compensation Table, these amounts are designated as “Contributions to Supplemental Savings Plan accounts” and are included as “All Other Compensation” in the year earned. These amounts are also included in the Non-Qualified Deferred Compensation table in the year earned.

Payments are distributed in a lump sum or in annual installments for up to 5 years. All elections and payments under the Supplemental Savings Plan are subject to compliance with Section 409A of the Internal Revenue Code which may limit elections and require a delay in payment of benefits in specified circumstances.

Under the terms of Mr. Gamgort’s employment agreement, he received an annual deferred cash incentive award through the end of 2012. The incentive award had a target of $1 million per year beginning with the 2010 fiscal year and was contingent on satisfaction of specified performance objectives established by the Board. Each deferred award is generally payable without interest on the third anniversary of the date the Board determined the relevant performance criteria for such award were achieved, but payment is subject to acceleration upon a change in control of us or upon Mr. Gamgort’s death or termination of employment due to disability. If Mr. Gamgort resigns from his employment with us other than due to a “constructive termination,” his outstanding and unpaid deferred cash awards are subject to forfeiture on a pro-rated basis, and will continue to be paid on the original payment dates.

In 2014, Mr. Gamgort received a distribution of a previously earned deferred cash incentive award as noted in the table below.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Robert J. Gamgort
Deferred Cash Incentive Award	—	—	—	780,000	1,250,000
Supplemental Savings Plan	119,227	62,859	13,564	—	328,001

Craig D. Steeneck
Supplemental Savings Plan	55,256	28,263	5,777	—	142,912

Mark L. Schiller
Supplemental Savings Plan	52,629	22,949	1,621	—	121,696

Antonio F. Fernandez
Supplemental Savings Plan	482,135	21,211	40,685	—	758,632

Christopher J. Boever
Supplemental Savings Plan	222,715	14,411	15,026	—	297,188

Pension Benefits for Fiscal 2014

None of our named executive officers are currently in a defined benefit plan sponsored by us or our subsidiaries or affiliates.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 28, 2014 (the last business day of our fiscal year), assuming the executive’s employment terminated effective December 28, 2014 in accordance with the most recent Severance Plan. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment.

In the tables below, the value of the acceleration of equity award vesting reflects the value of all unvested restricted shares that are subject to the attainment of a specific performance hurdle for vesting purposes if a change in control events occurs as of December 28, 2014. It also includes the value of a pro-rated portion of the April 1, 2014 stock option grant and a pro-rated portion of the April 1, 2014 performance share unit grant if termination was due to death or disability as of December 28, 2014. The value of health and welfare benefits in the table below was estimated at $1,000 per month.

The definitions for the termination reasons “Cause,” “Good Reason,” “Change in Control,” and “Disability” used in table are defined below.

The termination reason “Cause” means, in the context of an employee’s termination or separation from employment with the Company prior to a Change in Control, an employee’s (i) neglect, refusal or failure (other than by reason of illness, accident or other physical or mental incapacity), in any material respect, to attend to duties as assigned by the Company; (ii) failure in any material respect to comply with any of terms of employment; (iii) failure to successfully complete a performance improvement plan; (iv) failure to follow the established, reasonable and material policies, standards, and regulations of the Company or direction of the Board; (v) willful engagement in misconduct injurious to the Company or to any of its subsidiaries or affiliates; or (vi) conviction in a court of law of, or pleading of guilty or nolo contendere to, any crime that constitutes a felony in the jurisdiction involved; provided, however, that in the context of an employee’s termination or separation from employment with the Company following a Change in Control, “Cause” means an employee’s (i) willful failure (other than by reason of illness, accident or other physical or mental incapacity) to make reasonable attempts to substantially perform duties as assigned by the Company after a written demand for substantial performance is delivered by the Company to the employee that specifically identifies the manner in which the Company believes the employee has not made such reasonable attempts to substantially perform employee’s duties, and employee fails to cure such failure within 30 days after receipt of the Company’s written demand; (ii) willful failure to comply with material terms of employment pursuant to a written agreement, where such failure to comply continues for more than seven business days after written notice is given by the Company to the employee; (iii) willful engagement in gross misconduct that is materially and demonstrably injurious to the Company or to any of its subsidiaries; or (iv) conviction in a court of law of, or pleading of guilty or nolo contendere to, any crime that constitutes a felony in the jurisdiction involved.

“Good Reason” means the occurrence of any one or more of the following without the eligible employee’s written consent: (a) a material reduction in the eligible employee’s then-current base salary or bonus amount; (b) a material diminution in the eligible employee’s authorities, duties, or responsibilities, or the assignment to the eligible employee of duties inconsistent with the eligible employee’s then-current authorities, duties or responsibilities; (c) the Company’s requiring the eligible employee to be based at an office location which is at least fifty (50) miles from his or her then-current office location and which materially increases such eligible employee’s travel time from his or her then-current residence, or, following a Change in Control, the Company’s requiring the eligible employee to travel on business to a substantially greater degree than required prior to the Change in Control; or (d) failure of any successor of the Company to expressly assume the Severance Plan; provided, that an eligible employee may not rely on any particular action or event as a basis for terminating his or her employment due to Good Reason unless he or she delivers a notice based on that action or event within 90 days after its occurrence and the Company has failed to correct the circumstances cited by the eligible employee as constituting Good Reason within 30 days of receiving such notice, and the eligible employee terminates employment within 60 days following the Company’s failure to correct. However, no event shall be considered to constitute Good Reason if the eligible employee is offered comparable employment with respect to his or her position without giving effect to the events allegedly constituting Good Reason, by the Company or any subsidiary or affiliate of the Company, regardless of whether the eligible employee accepts such offer of employment.

“Change in Control Termination” means any termination of employment of an eligible employee (a) either (i) by the Company (other than for Cause and other than during an eligible employee’s Disability), or (ii) by an eligible employee for Good Reason, in each case, within two (2) years following a Change in Control, or (b) at the request of an acquirer or potential acquirer in connection with, or prior to, a Change in Control, provided, that, any termination of the employment of an eligible employee will not be considered a Change in Control Termination if the eligible employee is offered comparable employment by the Company or any subsidiary or affiliate of the Company, or any of their respective successors, regardless of whether the eligible employee accepts such offer of employment.

“Disability” means a condition entitling an employee to receive benefits under a long-term disability plan of the Company, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which an employee was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the plan administrator in its sole discretion.

All employees have life insurance benefits which are payable upon death. The benefit under the life insurance policy for each of the named executive officers is $500,000.

The Company does not provide any gross-ups or reimbursement for any excise taxes that may be incurred in connection with a change in control.

Robert J. Gamgort	Voluntary Termination		Involuntary Termination Without Cause		Termination For Cause		Good Reason	Change in Control	Disability	Death

Cash Severance	$—		$4,000,000		$—		$4,000,000	$6,000,000	$—	$—
Acceleration of Equity Award Vesting	—		—		—		—	11,975,399	778,321	778,321
Health and Welfare Benefits	—		18,000		—		18,000	18,000	—	500,000
Accelerated Payment of Deferred
Cash Incentive Awards	516,667	(1)	516,667	(1)	516,667	(1)	1,250,000	1,250,000	1,250,000	1,250,000

Total	$516,667		$4,534,667		$516,667		$5,268,000	$19,243,399	$2,028,321	$2,528,321

Craig D. Steeneck	Voluntary Termination		Involuntary Termination Without Cause		Termination For Cause		Good Reason	Change in Control	Disability	Death

Cash Severance	$—		$1,572,038		$—		$1,572,038	$2,358,056	$—	$—
Acceleration of Equity Award Vesting	—		—		—		—	4,292,579	237,387	237,387
Health and Welfare Benefits	—		18,000		—		18,000	18,000	—	500,000

Total	$—		$1,590,038		$—		$1,590,038	$6,668,635	$237,387	$737,387

Mark L. Schiller	Voluntary Termination		Involuntary Termination Without Cause		Termination For Cause		Good Reason	Change in Control	Disability	Death

Cash Severance	$—		$1,318,125		$—		$1,318,125	$1,977,188	$—	$—
Acceleration of Equity Award Vesting	—		—		—		—	2,878,080	170,625	170,625
Health and Welfare Benefits	—		18,000		—		18,000	18,000	—	500,000

Total	$—		$1,336,125		$—		$1,336,125	$4,873,268	$170,625	$670,625

Antonio F. Fernandez	Voluntary Termination		Involuntary Termination Without Cause		Termination For Cause		Good Reason	Change in Control	Disability	Death

Cash Severance	$—		$1,288,988		$—		$1,288,988	$1,933,481	$—	$—
Acceleration of Equity Award Vesting	—		—		—		—	2,993,315	166,837	166,837
Health and Welfare Benefits	—		18,000		—		18,000	18,000	—	500,000

Total	$—		$1,306,988		$—		$1,306,988	$4,944,796	$166,837	$666,837

Christopher J. Boever	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Good Reason	Change in Control	Disability	Death
Cash Severance	$—	$656,250	$—	$656,250	$984,375	$—	$—
Acceleration of Equity Award Vesting	—	—	—	—	3,540,595	112,219	112,219
Health and Welfare Benefits	—	18,000	—	18,000	18,000	—	500,000

Total	$—	$674,250	$—	$674,250	$4,542,970	$112,219	$612,219

(1)	If Mr. Gamgort resigns from his employment with us other than due a “good reason” or is terminated involuntarily without cause or for cause, his outstanding and unpaid deferred cash awards are subject to forfeiture on a pro-rated basis, and will continue to be paid on the original payment dates.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of April 15, 2015, by (1) each individual or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our named executive officers, (3) each of our directors and director nominees and (4) all of our directors and our executive officers as a group.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Securities subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage computations are based on 116,551,170 shares of our common stock beneficially outstanding as of April 15, 2015.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Shareholder
Levin Capital Strategies, L.P. (a)	8,777,541	7.5%
Vanguard (b)	6,039,556	5.15%
Directors and Named Executive Officers:
Robert J. Gamgort	855,927	*
Craig D. Steeneck	248,017	*
Mark L. Schiller	115,696	*
Antonio F. Fernandez	77,532	*
Christopher J. Boever	36,897	*
Roger K. Deromedi (c)	451,756	*
Jason Giordano (d)	—	*
Prakash A. Melwani (d)	—	*
Muktesh Pant	—	*
Raymond P. Silcock (e)	86,276	*
Ann Fandozzi (f)	4,578	*
Jane Nielsen (g)	2,549	*
Directors and Executive Officers as a Group (fourteen persons)(14)(h)	2,001,660	1.7%

*	Less than 1%.
(a)	Beneficial ownership information is as of December 31, 2014 and is based on a Schedule 13G/A with respect to the Company’s common stock filed with the SEC on January 30, 2015 by Levin Capital Strategies, L.P., LCS Event Partners, LLC, LCS L/S, LLC and John A. Levin, in which Levin Capital Strategies, L.P. reported that it has sole voting power and dispositive power over 124,972 shares of our common stock, shared voting power over 6,799,971 shares of our common stock, and shared dispositive power over 8,652,569 shares of our common stock. The address of Levin Capital Strategies, L.P. is 595 Madison Avenue, 17th Floor, New York, New York 10022.

(b)	Beneficial ownership information is as of December 31, 2014 and is based on a Schedule 13G with respect to the Company’s common stock filed with the SEC on February 11, 2015 by The Vanguard Group, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., in which The Vanguard Group reported that it has sole voting and dispositive power with respect to 6,047,456 shares of our common stock and shared dispositive power with respect to 49,046 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(c)	Shares of our common stock are held in revocable trust for the benefit of Mr. Deromedi. Includes for Mr. Deromedi 3,811 restricted shares that will vest within 60 days of April 15, 2015.
(d)	Messrs. Melwani and Giordano are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(e)	Includes for Mr. Silcock 3,217 restricted shares that will vest within 60 days of April 15, 2015.
(f)	Includes for Ms. Fandozzi 3,176 restricted shares that will vest within 60 days of April 15, 2015.
(g)	Includes for Ms. Nielsen 2,549 restricted shares that will vest within 60 days of April 15, 2015.
(h)	Includes our current directors as well as individuals listed as Executive Officers in the 2014 Form 10-K. Includes 12,753 restricted shares that will vest within 60 days of April 15, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone complied with all Section 16(a) filing requirements during 2014, except that Muktesh Pant did not file a Form 3 reporting his election as director on a timely basis due to administrative error.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s stock that could have been issued under the Company’s equity compensation plans as of December 28, 2014:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted - Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (c)
Equity Compensation Plans Approved by Security Holders	3,265,486	$21.91	6,198,650
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	3,265,486	$21.91	6,198,650

TRANSACTIONS WITH RELATED PERSONS

Shareholders Agreement

In connection with the IPO, we entered into a shareholders agreement with certain affiliates of Blackstone. The shareholders agreement was terminated on March 13, 2015. The shareholders agreement granted affiliates of Blackstone the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially owned at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially owned at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially owned at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially owned at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially owned at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement with certain affiliates of Blackstone and certain members of management. This agreement provides to Blackstone an unlimited number of “demand” registrations and to both Blackstone and members of management party thereto customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify Blackstone and the members of management party thereto against certain liabilities which may arise under the Securities Act of 1933, as amended.

Advisory Agreement

Pinnacle Foods Finance LLC and Blackstone Management Partners L.L.C. (“BMP”) were party to a transaction and advisory fee agreement (the “Advisory Agreement”) pursuant to which BMP or its affiliates provided certain strategic and structuring advice and assistance to Pinnacle Foods Finance LLC and certain monitoring, advisory and consulting services to Pinnacle Foods Finance LLC. Expenses relating to advisory services provided by affiliates of Blackstone in connection with the Hillshire transaction for the fiscal year ended December 28, 2014 were $3.8 million.

Customer Purchases

Performance Food Group Company, which is controlled by affiliates of Blackstone, is a foodservice supplier that purchases products from us. Sales to Performance Food Group Company were $4.6 million for the fiscal year ended December 28, 2014. As of December 28, 2014, amounts due from Performance Food Group Company were $0.2 million and was recorded on the Accounts Receivable, net of allowances line in the Consolidated Balance Sheets.

Debt and Interest Expense

As of December 28, 2014 interest accrued on debt to related parties was $0.2 million and was recorded on the Accrued liabilities line in the Consolidated Balance Sheets. As of December 28, 2014, $47.3 million of our senior secured term loan was owed to affiliates of Blackstone. Related party interest for affiliates of Blackstone for the fiscal year ended December 28, 2014 was $1.6 million.

Related Person Transaction Policy

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under the policy:

•	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the Audit Committee, provided that any interested director recuses himself or herself from the Audit Committee deliberations; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the Audit Committee, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the Audit Committee as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the Audit Committee as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with the Securities Act and/or the Exchange Act and related rules; and

•	management must advise the Audit Committee as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Audit Committee in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Internal Revenue Code.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2016 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Secretary, Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2016 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 24, 2015. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit shareholders to nominate directors and present other business for consideration at our Annual Meeting of Shareholders. To make a director nomination or present other business for consideration at the Annual Meeting of Shareholders to be held in 2016, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2016, such a proposal must be received on or after February 12, 2016, but not later than March 13, 2016. In the event that the date of the Annual Meeting of Shareholders to be held in 2016 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Shareholders, such notice by the shareholder must be so received no earlier than 120 days prior to the Annual Meeting of Shareholders to be held in 2016 and not later than the 90th day prior to such Annual Meeting of Shareholders to be held in 2016 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2015 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting M. Kelley Maggs, Pinnacle Foods, Inc., 399 Jefferson Road, Parsippany, New Jersey 07054, (973) 541-6620.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

M. Kelley Maggs
Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pinnaclefoods.com ) and click on “Financial Information” under the “Investor Center” heading. Copies of our Annual Report on Form 10-K for the year ended December 28, 2014, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary

Pinnacle Foods Inc.

399 Jefferson Road

Parsippany, New Jersey 07054

Driving Directions to the Annual Meeting

From NYC take Route 80 West to Route 287 South to exit 39B. Take Route 10 West. Go 1/2 mile and turn right on Dryden Way. Make your 1st left onto Campus Drive and then make your 1st left onto Hilton Court.

From NY State take NY Thruway to Route 287 South and continue as above.

From South Jersey take NJ Turnpike to exit for Route 287 North. Follow to exit 39, Route 10 West and continue as above.

From Western Pennsylvania take Route 80 East to Route 287 South and continue as above.

PINNACLE FOODS INC. 399 JEFFERSON ROAD PARSIPPANY, NJ 07054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Notice of Internet Availability of Proxy Materials or Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Notice of Internet Availability of Proxy Materials or Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1. Election of Directors Nominees
01 Ann Fandozzi 02 Jason Giordano
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.						☐	☐	☐
3. To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.						☐	☐	☐
NOTE: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
For address change/comments, mark here. (see reverse for instructions)			☐
Please indicate if you plan to attend this meeting	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

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PINNACLE FOODS INC.

Annual Meeting of Shareholders

June 11, 2015 9:30 AM EDT

This Proxy is Solicited on Behalf of the Board of Directors of Pinnacle Foods Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held on June 11, 2015 and the Proxy Statement and appoints Craig D. Steeneck and M. Kelley Maggs, and each of them, the true and lawful agent and the proxy of the undersigned, with full power of substitution in each, to vote all shares of Common Stock of Pinnacle Foods Inc. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Parsippany Hilton, 1 Hilton Court, Parsippany, New Jersey 07054 on Tuesday, June 11, 2015 at 9:30 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The Proxies are authorized in their discretion to vote upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side